EXHIBIT 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

THIRD QUARTER AND FIRST NINE MONTHS OF 2017

SAN DIEGO, CALIFORNIA, October 25, 2017....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the third quarter and nine months ended September 30, 2017. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2017:

•                  Net income per share was $0.32

•                  AFFO per share increased 6.9% to $0.77, compared to the quarter ended September 30, 2016

•                  Invested $265 million in 56 new properties and properties under development or expansion

•                  Raised $443.7 million from the sale of common stock

•                  Dividends paid per common share increased 5.7%, compared to the quarter ended September 30, 2016

CEO Comments

“Our operating and financial performance continues to drive favorable risk-adjusted earnings growth for our company,” said John P. Case, Realty Income’s Chief Executive Officer. “We remained selective during the third quarter, completing $265 million in acquisitions at attractive investment spreads relative to our cost of capital. Year-to-date, we have completed $957 million in acquisitions and our pipeline remains robust. We continue to expect to complete approximately $1.5 billion in acquisitions in 2017. Our high-quality real estate portfolio ended the quarter with occupancy of 98.3% as we re-leased 79 properties at a recapture rate of nearly 104%, our fifth-consecutive quarter in excess of 100%.”

“During the third quarter, we issued $444 million in common equity primarily through our ATM program, further fortifying the strength of our balance sheet. Our fixed charge coverage ratio of 4.7x represents the highest level in our company’s history. Our outlook remains positive and we are reiterating our 2017 AFFO per share guidance of $3.03 - $3.07, representing annual growth of 5.2% - 6.6%.”

Financial Results

Revenue

Revenue for the quarter ended September 30, 2017 increased 10.7% to $306.9 million, as compared to $277.2 million for the same quarter in 2016. Revenue for the nine months ended September 30, 2017 increased 11.0% to $905.1 million, as compared to $815.3 million for the same period in 2016.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended September 30, 2017 was $87.9 million, as compared to $70.3 million for the same quarter in 2016. Net income per share for the quarter ended September 30, 2017 was $0.32, as compared to $0.27 for the same quarter in 2016.

Net income available to common stockholders for the nine months ended September 30, 2017 was $240.7 million, as compared to $202.8 million for the same period in 2016. Net income per share for the nine months ended September 30, 2017 was $0.89, as compared to $0.80 for the same period in 2016.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended September 30, 2017 increased 12.2% to $211.2 million, as compared to $188.3 million for the same quarter in 2016. FFO per share for the quarter ended September 30, 2017 increased 5.5% to $0.77, as compared to $0.73 for the same quarter in 2016.

FFO for the nine months ended September 30, 2017 increased 12.3% to $601.7 million, as compared to $535.6 million for the same period in 2016. FFO per share for the nine months ended September 30, 2017 increased 5.2% to $2.22, as compared to $2.11 for the same period in 2016.

FFO for the nine months ended September 30, 2017 was impacted by the $13.4 million non-cash redemption charge on the 6.625% Monthly Income Class F Preferred Stock that was redeemed in April 2017, which represents $0.05 per share. This charge is based on the excess of redemption value over the carrying value of the 6.625% Monthly Income Class F Preferred Stock that represents the original issuance cost that was paid in 2012.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended September 30, 2017 increased 14.5% to $213.6 million, as compared to $186.6 million for the same quarter in 2016. AFFO per share for the quarter ended September 30, 2017 increased 6.9% to $0.77, as compared to $0.72 for the same quarter in 2016.

AFFO for the nine months ended September 30, 2017 increased 14.7% to $623.3 million, as compared to $543.4 million for the same period in 2016. AFFO per share for the nine months ended September 30, 2017 increased 7.5% to $2.30, as compared to $2.14 for the same period in 2016.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In September 2017, Realty Income announced the 80th consecutive quarterly dividend increase, which is the 93rd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2017 was $2.544 per share. The amount of monthly dividends paid per share increased 5.7% to $0.635 in the third quarter of 2017 from $0.601 in the third quarter of 2016.

Real Estate Portfolio Update

As of September 30, 2017, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,062 properties located in 49 states and Puerto Rico, leased to 251 different commercial tenants, and doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.6 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2017, portfolio occupancy was 98.3% with 86 properties available for lease out of a total of 5,062 properties in the portfolio, as compared to 98.5% as of June 30, 2017, and 98.3% as of September 30, 2016. Economic occupancy, or occupancy as measured by rental revenue, was 98.5% as of September 30, 2017, as compared to 99.1% as of June 30, 2017, and 98.8% as of September 30, 2016.

Since June 30, 2017, when the company reported 76 properties available for lease, the company had 99 lease expirations, re-leased 79 properties and sold 10 vacant properties during the quarter ended September 30, 2017.  Of the 79 properties re-leased during the third quarter of 2017, 73 properties were re-leased to the same tenants, four were re-leased to new tenants without vacancy, and two were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $15.39 million, as compared to the previous annual rent of $14.84 million on the same properties, representing a rent recapture rate of 103.7% on the properties re-leased during the quarter ended September 30, 2017.

Rent Increases

During the quarter ended September 30, 2017, same store rents on 4,272 properties under lease increased 1.0% to $244.9 million, as compared to $242.6 million for the same quarter in 2016. For the nine months ended September 30, 2017, same store rents on 4,272 properties under lease increased 1.0% to $734.8 million, as compared to $727.4 million for the same period in 2016.

Investments in Real Estate

During the quarter ended September 30, 2017, Realty Income invested $264.9 million in 56 new properties and properties under development or expansion, located in 16 states. These properties are 100% leased with a weighted average lease term of approximately 15.2 years and an initial average cash lease yield of 7.0%. The tenants occupying the new properties operate in ten industries, and the property types are 100% retail, based on rental revenue. Approximately 10% of the rental revenue generated from acquisitions during the third quarter of 2017 is from investment grade rated tenants.

During the nine months ended September 30, 2017, Realty Income invested approximately $956.9 million in 177 new properties and properties under development or expansion, located in 35 states. These properties are 100% leased with a weighted average lease term of approximately 14.9 years and an initial average lease yield of 6.5%. The tenants occupying the new properties operate in 21 industries, and the property types are 96.6% retail and 3.4% industrial, based on rental revenue.  Approximately 39% of the rental revenue generated from acquisitions during the first nine months of 2017 is from investment grade rated tenants.

Property Dispositions

During the quarter ended September 30, 2017, Realty Income sold 17 properties for $25.5 million, with a gain on sales of $4.3 million, as compared to 24 properties sold for $19.6 million, with a gain on sales of $4.3 million, during the same quarter in 2016.

During the nine months ended September 30, 2017, Realty Income sold 46 properties for $69.5 million, with a gain on sales of $17.7 million, as compared to 51 properties sold for $55.2 million, with a gain on sales of $15.3 million, during the same period in 2016.

Liquidity and Capital Markets

Capital Raising

During the quarter ended September 30, 2017, Realty Income raised $443.7 million from the sale of common stock at a weighted average price of $57.53 per share. During the nine months ended September 30, 2017, Realty Income raised $1.3 billion from the sale of common stock at a weighted average price of $59.99 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of September 30, 2017, Realty Income had a borrowing capacity of $1.34 billion available on its revolving credit facility.

2017 Earnings Guidance

We estimate FFO per share for 2017 of $2.96 to $3.01. FFO per share for 2017 is impacted by a $13.4 million non-cash redemption charge on the Class F preferred shares that were redeemed in April 2017, which represents $0.05 per share. FFO per share for 2017 is based on a net income per share range of $1.15 to $1.20, plus estimated real estate depreciation and impairments of $1.88 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2017 of $3.03 to $3.07. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on October 26, 2017 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 352-6803. When prompted, provide the access code: 7635084.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 7635084. The telephone replay will be available through November 9, 2017. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through November 9, 2017. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the third quarter and year-to-date 2017 operating results are available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,000 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 568 consecutive common stock monthly dividends throughout its 48-year operating history and increased the dividend 93 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/17	Ended 9/30/16	Ended 9/30/17	Ended 9/30/16
REVENUE
Rental	$293,455	$265,332	$867,325	$782,189
Tenant reimbursements	11,933	11,524	34,918	31,741
Other	1,532	318	2,872	1,399

Total revenue	306,920	277,174	905,115	815,329

EXPENSES
Depreciation and amortization	127,569	113,917	371,755	332,192
Interest	62,951	52,952	185,935	171,039
General and administrative	13,881	12,103	43,227	38,407
Property (including reimbursable)	17,267	15,678	52,828	45,454
Income taxes	1,133	894	2,621	2,812
Provisions for impairment	365	8,763	8,072	16,955

Total expenses	223,166	204,307	664,438	606,859

Gain on sales of real estate	4,319	4,335	17,689	15,283

Net income	88,073	77,202	258,366	223,753

Net income attributable to noncontrolling interests	(133)	(130)	(420)	(623)

Net income attributable to the Company	87,940	77,072	257,946	223,130
Preferred stock dividends	-	(6,770)	(3,911)	(20,310)
Excess of redemption value over carrying value of preferred shares redeemed	-	-	(13,373)	-

Net income available to common stockholders	$87,940	$70,302	$240,662	$202,820

Funds from operations available to common stockholders (FFO)	$211,192	$188,286	$601,677	$535,563
Adjusted funds from operations available to common stockholders (AFFO)	$213,601	$186,575	$623,327	$543,367

Per share information for common stockholders:
Net income, basic and diluted	$0.32	$0.27	$0.89	$0.80

FFO, basic and diluted	$0.77	$0.73	$2.22	$2.11

AFFO:	$
Basic	$0.78	$0.72	$2.30	$2.14
Diluted	$0.77	$0.72	$2.30	$2.14

Cash dividends paid per common share	$0.635	$0.601	$1.891	$1.786

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/17	Ended 9/30/16	Ended 9/30/17	Ended 9/30/16
Net income available to common stockholders	$87,940	$70,302	$240,662	$202,820
Depreciation and amortization	127,569	113,917	371,755	332,192
Depreciation of furniture, fixtures and equipment	(133)	(187)	(440)	(575)
Provisions for impairment	365	8,763	8,072	16,955
Gain on sales of real estate	(4,319)	(4,335)	(17,689)	(15,283)
FFO adjustments allocable to noncontrolling interests	(230)	(174)	(683)	(546)
FFO available to common stockholders	$211,192	$188,286	$601,677	$535,563
FFO allocable to dilutive noncontrolling interests	220	-	659	-
Diluted FFO (1)	$211,412	$188,286	$602,336	$535,563

FFO per common share, basic and diluted	$0.77	$0.73	$2.22	$2.11

Distributions paid to common stockholders	$174,607	$155,194	$509,987	$453,774

FFO available to common stockholders in excess of distributions paid to common stockholders	$36,585	$33,092	$91,690	$81,789

Weighted average number of common shares used for FFO:
Basic	275,511,870	258,085,633	270,584,365	253,953,149
Diluted	276,050,671	258,356,892	271,126,114	254,223,301

(1)     Diluted FFO for the three months ended September 30, 2017 and the nine months ended September 30, 2017 include FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/17	Ended 9/30/16	Ended 9/30/17	Ended 9/30/16
Net income available to common stockholders	$87,940	$70,302	$240,662	$202,820
Cumulative adjustments to calculate FFO (1)	123,252	117,984	361,015	332,743
FFO available to common stockholders	211,192	188,286	601,677	535,563
Excess of redemption value over carrying value of Class F preferred share redemption	-	-	13,373	-
Amortization of share-based compensation	3,426	2,653	10,641	9,204
Amortization of deferred financing costs (2)	1,329	1,261	4,133	3,859
Amortization of net mortgage premiums	(341)	(814)	(1,580)	(2,669)
(Gain) loss on interest rate swaps	(368)	(2,051)	(1,228)	5,835
Leasing costs and commissions	(489)	(287)	(1,248)	(564)
Recurring capital expenditures	(171)	(240)	(536)	(486)
Straight-line rent	(4,778)	(4,779)	(12,331)	(14,253)
Amortization of above and below-market leases	3,732	2,476	10,213	6,670
Other adjustments (3)	69	70	213	208
AFFO available to common stockholders	$213,601	$186,575	$623,327	$543,367
AFFO allocable to dilutive noncontrolling interests	299	-	885	500
Diluted AFFO (4)	$213,900	$186,575	$624,212	$543,867

AFFO per common share
Basic	$0.78	$0.72	$2.30	$2.14
Diluted	$0.77	$0.72	$2.30	$2.14

Distributions paid to common stockholders	$174,607	$155,194	$509,987	$453,774

AFFO available to common stockholders in excess of distributions paid to common stockholders	$38,994	$31,381	$113,340	$89,593

Weighted average number of common shares used for AFFO:
Basic	275,511,870	258,085,633	270,584,365	253,953,149
Diluted	276,138,853	258,356,892	271,214,296	254,458,747

(1)     See FFO calculation on page six for reconciling items.

(2)     Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)     Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)     Diluted AFFO for the three months ended September 30, 2017, and for the nine months ended September 30, 2017 and September 30, 2016 include AFFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for the three months ended September 30, 2016.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended September 30,	2017	2016	2015	2014	2013

Net income available to common stockholders	$87,940	$70,302	$60,705	$57,941	$41,089
Depreciation and amortization	127,436	113,730	104,154	95,135	81,189
Provisions for impairment	365	8,763	3,864	495	76
Gain on sales of real estate	(4,319)	(4,335)	(6,224)	(10,975)	(6,163)
Merger-related costs	-	-	-	-	240
FFO adjustments allocable to noncontrolling interests	(230)	(174)	(339)	(337)	(285)

FFO	$211,192	$188,286	$162,160	$142,259	$116,146

FFO per diluted share	$0.77	$0.73	$0.69	$0.64	$0.59

AFFO	$213,601	$186,575	$165,790	$142,429	$117,919

AFFO per diluted share	$0.77	$0.72	$0.70	$0.64	$0.60

Cash dividends paid per share	$0.635	$0.601	$0.570	$0.548	$0.545

Weighted average diluted shares outstanding - FFO	276,050,671	258,356,892	236,739,942	222,236,071	196,619,866

Weighted average diluted shares outstanding - AFFO	276,138,853	258,356,892	236,739,942	222,236,071	196,619,866

For the nine months ended September 30,	2017	2016	2015	2014	2013

Net income available to common stockholders	$240,662	$202,820	$180,515	$156,540	$149,781
Depreciation and amortization	371,315	331,617	302,868	277,804	222,863
Provisions for impairment on investment properties	8,072	16,955	9,182	2,676	3,028
Gain on sales of investment properties	(17,689)	(15,283)	(17,117)	(16,818)	(50,467)
Merger-related costs	-	-	-	-	12,875
FFO adjustments allocable to noncontrolling interests	(683)	(546)	(918)	(1,032)	(680)

FFO	$601,677	$535,563	$474,530	$419,170	$337,400

FFO per diluted share	$2.22	$2.11	$2.05	$1.93	$1.79

AFFO	$623,327	$543,367	$477,006	$416,255	$337,439

AFFO per diluted share	$2.30	$2.14	$2.06	$1.92	$1.79

Cash dividends paid per share	$1.891	$1.786	$1.700	$1.642	$1.602

Weighted average diluted shares outstanding - FFO	271,126,114	254,223,301	231,545,745	216,830,013	188,399,848

Weighted average diluted shares outstanding - AFFO	271,214,296	254,458,747	231,545,745	216,830,013	188,399,848

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2017 and December 31, 2016

(dollars in thousands, except per share data)

	2017	2016
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,974,972	$3,752,204
Buildings and improvements	10,634,965	10,112,212
Total real estate, at cost	14,609,937	13,864,416
Less accumulated depreciation and amortization	(2,265,035)	(1,987,200)
Net real estate held for investment	12,344,902	11,877,216
Real estate held for sale, net	2,874	26,575
Net real estate	12,347,776	11,903,791
Cash and cash equivalents	3,199	9,420
Accounts receivable, net	113,721	104,584
Acquired lease intangible assets, net	1,165,013	1,082,320
Goodwill	14,989	15,067
Other assets, net	56,721	37,689
Total assets	$13,701,419	$13,152,871

LIABILITIES AND EQUITY
Distributions payable	$60,104	$55,235
Accounts payable and accrued expenses	92,947	121,156
Acquired lease intangible liabilities, net	272,377	264,206
Other liabilities	115,037	85,616
Line of credit payable	658,000	1,120,000
Term loans, net	319,347	319,127
Mortgages payable, net	341,015	466,045
Notes payable, net	4,468,665	3,934,433
Total liabilities	6,327,492	6,365,818

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share,
69,900,000 shares authorized, no shares issued and outstanding as of September 30, 2017 and 16,350,000 issued and outstanding
as of December 31, 2016, liquidation preference $25.00 per share	-	395,378
Common stock and paid in capital, par value $0.01 per share,
370,100,000 shares authorized, 281,778,537 shares issued and outstanding as of September 30, 2017 and 260,168,259 shares issued
and outstanding as of December 31, 2016	9,488,043	8,228,594
Distributions in excess of net income	(2,133,614)	(1,857,168)
Total stockholders’ equity	7,354,429	6,766,804
Noncontrolling interests	19,498	20,249
Total equity	7,373,927	6,787,053
Total liabilities and equity	$13,701,419	$13,152,871

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
YTD 2017	4.4%	2.8%	3.9%	6.0%	2.4%	15.5%	2.0%	14.2%	1.0%	20.7%

Compound Average Annual Total Return (5)		16.4%		10.8%		10.4%		9.7%		9.8%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)  FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)  Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include  reinvestment of dividends for the annual percentages.

(3)  Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)  Price only index, does not include dividends.  Source:  Factset.

(5)  All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2017, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.